As filed with the Securities and Exchange Commission on January 22, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Digital Generation Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3140772
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

750 West John Carpenter Freeway, Suite 700

Irving, Texas 75039

(972) 581-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott K. Ginsburg

Chairman of the Board and Chief Executive Officer

750 West John Carpenter Freeway, Suite 700

Irving, Texas 75039

(972) 581-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David R. Earhart

Gardere Wynne Sewell LLP

1601 Elm Street, Suite 3000

Dallas, Texas 75201

(214) 999-4645

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Primary Offering:
Common Stock, $.001 par value per share	7,000,000	2.21(1)	$15,470,000	$1,251.52
Preferred Stock, $.001 par value per share	N/A	NA(2)	$ 5,000,000(3)	$ 404.50
Secondary Offering:
Common Stock, $.001 par value per share	3,000,000	2.21(1)	$ 6,630,000	$ 536.37

(1)	Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low price paid per share of Common Stock, as reported on the Nasdaq Stock Market, Inc. on January 15, 2004, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.
(2)	Not applicable pursuant to General Instruction II(D) to Form S-3 under the Securities Act of 1933, as amended.
(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. In no event will the aggregate offering price for the preferred stock sold by the registration from time to time pursuant to this registration statement exceed such amount.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 22, 2004

PROSPECTUS

Digital Generation Systems, Inc.

750 West John Carpenter Freeway, Suite 700

Irving, Texas 75039

(972) 581-2000

7,000,000 Shares of Common Stock

Preferred Stock

3,000,000 Shares of Common Stock

Offered by the Selling Stockholder

We may sell from time to time up to 7,000,000 shares of common stock and up to $5,000,000 of shares of preferred stock offered by this prospectus. We will describe the specific terms and amounts of the common stock offered in a prospectus supplement that will accompany this prospectus. You should read both the prospectus supplement and this prospectus carefully before you invest in our common stock.

The selling stockholder is offering to register for sale from time to time up to 3,000,000 shares of our common stock under this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder.

Our common stock is listed on the Nasdaq National Market under the symbol “DGIT.” On December 31, 2003, the closing price for the common stock as reported on Nasdaq was $2.24 per share.

Investing in our securities involves risks that are described in the section entitled “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time shares of common stock and preferred stock. In addition, the selling stockholder named in this prospectus may sell up to 3,000,000 shares of our common stock. This prospectus provides you with a general description of the securities we and/or the selling stockholder may offer. Each time we and/or the selling stockholder offer securities, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement as well as additional information described under “Where You Can Find More Information” and “Documents Incorporated by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “the Company” and “DG” refer to Digital Generation Systems, Inc., a Delaware corporation, and not to the selling stockholder.

PROSPECTUS SUMMARY

This section contains a general summary of the information contained in this prospectus. It may not include all of the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

The Company

We operate a nationwide digital network out of our Network Operation Center (“NOC”) located in Irving, Texas. The network beneficially links hundreds of advertisers and advertising agencies with more than 7,500 radio and 1,000 television stations across the United States and Canada. Through the NOC, we deliver audio, video, image and data content that comprise transactions between the advertising and broadcast industries. We offer a suite of digital technology products and services directly and through our wholly owned subsidiary StarGuide Digital Networks, Inc. (“StarGuide”). Through StarGuide, we develop and sell proprietary digital software, hardware and communications technology, including various bandwidth satellite receivers, audio compression codes and software to operate integrated digital multimedia networks, and offers related engineering consulting services.

Our common stock is listed on the Nasdaq National Market under the symbol “DGIT.” Our principal executive offices are located at 750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039, and our telephone number at that address is (972) 581-2000.

Recent Developments

On November 19, 2003, we announced results of operations for the three months ended September 30, 2003. Consolidated revenues for the three months ended September 30, 2003 totaled $13.4 million, compared to $16.4 million in the comparable year-ago period. For the quarter ended September 30, 2003, our earnings before interest, taxes, depreciation and amortization (EBITDA) was $2.4 million and net income was $1.9 million. Earnings per share for the third quarter were $0.03, compared to $0.01 in the year-ago third quarter.

At September 30, 2003, we reported net debt of approximately $1.3 million, a decrease of more than 65% from the $3.8 million reported at June 30, 2003. The net debt levels at September 30, 2003 reflect an 83% reduction from net debt of $7.5 million at December 31, 2002.

The Securities We May Offer

With this prospectus, we may offer common stock and preferred stock or any combination of the foregoing, and the selling stockholder named in this prospectus may sell up to 3,000,000 shares of our common stock. Each time we and/or the selling stockholder offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we and/or the selling stockholder may offer with this prospectus.

Common Stock

We and the selling stockholder may offer shares of our common stock, par value $0.001 per share. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.

Preferred Stock

We may offer shares of our preferred stock, par value $0.001 per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend” and “expect” and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section entitled “Risk Factors” in this prospectus, and in the section entitled “Risk Factors” in supplements to this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS

Before investing in our securities, you should carefully consider the risk factors described below and other information contained in or incorporated by reference into this prospectus. Some information in this prospectus may contain “forward looking” statements that discuss future expectations of our financial condition and results of operations. The risk factors noted in this section and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

We have a history of losses and our future operating results are uncertain.

We have been unprofitable since our inception, except that we operated at a profit for the year ended December 31, 2002, when excluding the effect of a change in accounting principle. We could continue to generate net losses in the future, which could depress our stock price. Historical revenue growth rates may not be sustainable and as such, should not be used as an indication of future revenue growth, if any, or as an indication of future operating results. Future success also depends in part on obtaining continued reductions in delivery and service costs, particularly our ability to continue to automate order processing and to reduce telecommunications costs. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets, such as risks that the market might fail to grow, expenses relating to modifying products and services to meet industry standards as they change over time, and difficulties in gaining and maintaining market share. To address these risks, we must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, continue to upgrade our technologies and begin to commercialize products incorporating such technologies. We may not be successful in addressing any or all of these risks and may not be able to achieve or sustain profitability.

Our revenues are subject to seasonal buying patterns and lengthy sales cycles that can adversely affect operating results and lead to potential fluctuations in quarterly results.

We have historically experienced lower sales for services in the first quarter and higher sales in the fourth quarter due to increased customer advertising volumes for the holiday selling season. Additionally, in any single period, our service revenues and delivery costs are subject to variation based on changes in the volume and mix of deliveries performed during such period. We have historically operated with little or no backlog. The absence of backlog increases the difficulty of predicting revenues and operating results. Fluctuations in revenues due to seasonality may become more pronounced as revenue increases or decreases. In addition, service revenues are influenced by political advertising, which generally occurs every two years.

Due to the complexity and substantial cost associated with providing integrated product solutions to provide audio, video, data and other information across a variety of media and platforms, licensing and selling our products to customers typically involves a significant technical evaluation and commitment of cash and other resources. In addition, there are frequently delays associated with educating customers as to the productive applications of our products, complying with customers’ internal procedures for approving large expenditures and evaluating and accepting new technologies that affect key operations. In addition, certain of our foreign customers have lengthy purchasing cycles that may increase the amount of time it takes us to place our products with these customers. For these and other reasons, the sales cycle associated with the licensing and selling of our products is lengthy and subject to a number of significant risks, including customers’ budgetary constraints and internal acceptance evaluations, both of which are beyond our control. Because of the lengthy sales cycle and the large size of customers’ average orders, if revenue projected from a specific customer for a particular quarter is not realized in that quarter, our product revenues and operating results for that quarter could be negatively affected. We expect revenues to vary significantly as a result of the timing of product purchases and introductions, fluctuations in the rate of development of new markets and new applications, the degree of market acceptance of new and enhanced versions of our products and services, and the level of use of networking satellite and other transmission systems. In addition, increased competition and the general strength of domestic and international economic conditions also impact revenues.

Our expense levels are based, in part, on our expectations of future revenue levels. If revenue levels are below expectations, operating results are likely to be seriously harmed. To the extent that some of our costs are relatively fixed, such as personnel and facilities costs, any unanticipated shortfall in revenue in any fiscal quarter would have an adverse effect on our results of operations in that quarter.

We may not be able to secure additional financing to satisfy future capital needs.

We may require additional capital sooner than currently anticipated in order to fund future operations and growth and we may not be able to obtain additional funds adequate for our needs. We intend to continue making capital expenditures to produce and install various equipment required by our customers to receive our services and to introduce additional services. In addition, we will continue to analyze the costs and benefits of acquiring certain additional businesses, products or technologies that we may from time to time identify. Assuming that we do not pursue one or more additional acquisitions funded by internal cash reserves, we anticipate that existing capital, cash from operations and funds available under existing line of credit agreements should be adequate to satisfy our capital requirements through the foreseeable future. Our capital needs depend upon numerous factors, including:

•	the progress of product development activities;

•	the cost of increasing sales and marketing activities; and

•	the amount of revenues generated from operations.

We cannot predict any of the foregoing factors with certainty. In addition, we cannot predict the precise amount of future capital that we will require, particularly if we pursue one or more additional acquisitions. Furthermore, additional financing may not be available to us, or if it is available, it may not be available on acceptable terms. Our inability to obtain financing for additional acquisitions on acceptable terms may prevent us from completing advantageous acquisitions and consequently could seriously harm our prospects and future rates of growth. Our inability to obtain additional funding for continuing operations or an acquisition would deter the growth of our business and could impair our operations. Consequently, we could be required to significantly reduce or suspend operations, seek an additional merger partner or sell additional securities on terms that are dilutive to existing investors.

We operate in developing markets. If these markets do not continue to develop, or do not accept our products and services, our future growth could be jeopardized.

Our products and services are relatively new, and alternative technologies are rapidly evolving. It is difficult to predict the rate at which the market for such products and services will grow, if at all. If the market fails to grow, or grows more slowly than anticipated, we may also fail to grow. Even if the market does grow, our products and services may not achieve commercial success. We may not be able to conform our products to existing and emerging industry standards in a timely fashion, if at all. We believe that our future growth will depend, in part, on our ability to add these services and additional customers in a timely and cost-effective manner. However, we may not be successful in developing such services or in obtaining new customers for such services. Furthermore, we may not be successful in obtaining a sufficient number of radio and television stations, radio and television networks, advertisers, advertising agencies, production studios and audio and video distributors who are willing to bear the costs of expanding and increasing the integration of the Company’s network, including the Company’s field receiving equipment and rooftop satellite antennae.

Our marketing efforts to date with regard to our products and services have involved identification and characterization of specific market segments for these products and services with a view to determining the target markets that will be the most receptive to such products and services. We may not have correctly identified such markets and our planned products and services may not address the needs of such markets. Furthermore, our technologies, in their current form, may not be suitable for specific applications and further design modifications, beyond anticipated changes to accommodate different markets, may be necessary. Broad commercialization of our products and services will require us to overcome significant market development hurdles, many of which we cannot predict. To achieve sustained growth, the market for such products must continue to develop and we must expand our product offering to include additional applications within the broadcast market. Such new products and applications for existing products in new markets such as distance learning and training, finance and retail. We believe that our products and services are among the first commercial products to serve the convergence of several industry segments, including digital networking, telecommunications, compression products and Internet services. However, the market may not accept our products. In addition, it is possible that:

•	the convergence of several industry segments may not continue;

•	markets may not develop as a result of such convergence; or

•	if markets develop, such markets may not develop either in a direction beneficial to our products or product positioning or within the time frame in which we expect to launch new products and product enhancements.

Because the convergence of digital networking, telecommunications, compression products and Internet services is new and evolving, we cannot predict the growth rate, if any, and the size of the potential market for our products. If markets for our products fail to develop, develop more slowly than expected or become served by numerous competitors, or if our products do not achieve the anticipated level of market acceptance, our future growth could be jeopardized.

If we are not able to develop new products and services to respond to rapid technological changes, our success could be compromised.

If we are not able to develop new products and services in a timely and cost-effective fashion to respond to technological changes and deliver products and services at competitive prices, operating results will likely suffer and our stock price could decline. The markets for our products and services are characterized by rapidly changing technology. The introduction of new products and services can render existing products obsolete or unmarketable. We may not be successful in identifying, developing, contracting for the manufacture of and marketing product enhancements for new products and services that respond to technological change or meet emerging industry standards. In addition, we may experience difficulties that could delay or prevent the successful development, introduction and marketing of any new products, product enhancements or services, and these products and services may not adequately meet the requirements of the marketplace and achieve market acceptance. If we experience delays in introducing new products and services or enhancements to existing products and services, our customers may begin to use the products and services of our competitors, resulting in a loss of revenue. Furthermore, new or enhanced products offered by us may contain defects when they are first introduced or released. If we are unable to develop and introduce new products and services or enhancements of existing products and services in a timely manner and with a significant degree of market acceptance, our ability to become profitable in the future would be jeopardized.

If we are not able to maintain and improve service quality, our business and results of operations will be susceptible to decline.

We depend on making cost-effective deliveries to broadcast stations within the time periods requested by our customers. If we are unsuccessful, for whatever reason, a station might be prevented from selling airtime that it otherwise could have sold. Although we disclaim any liability for lost air-time, stations may nevertheless assert claims for lost air-time in these circumstances and dissatisfied advertisers may refuse to make further deliveries through us in the event of a significant occurrence of lost deliveries, which would result in a decrease in our revenues or an increase in our expenses, either of which could lead to a reduction in net income or an increase in net loss. Although we maintain insurance against business interruption, such insurance may not be adequate to protect us from significant loss in these circumstances or from the effects of a major catastrophe (such as an earthquake or other natural disaster), which could result in a prolonged interruption of our business. Our ability to make deliveries to stations within the time periods requested by customers depends on a number of factors, some of which are outside of our control, including:

•	equipment failure;

•	interruption in services by telecommunications service providers; and

•	our inability to maintain our installed base of audio and video units that comprise our distribution network.

Our business is highly dependent on radio and television advertising; if demand for, or margins from, our radio and television advertising delivery services declines, our business results will decline.

We expect that a significant portion of our revenues will continue to be derived from the delivery of radio and television advertising spots from advertising agencies, production studios and dub and ship houses to radio stations in the United States. A decline in demand for, or average selling prices of, our radio and television advertising delivery services for any of the following reasons, or otherwise, would seriously harm our business:

•	competition from new advertising media;

•	new product introductions or price competition from competitors;

•	a shift in purchases by customers away from our premium services; and

•	a change in the technology used to deliver such services.

Additionally, we are dependent on our relationship with the radio and television stations in which we have installed communications equipment. Should a substantial number of these stations go out of business, experience a change in ownership or discontinue the use of our equipment in any way, our revenues and results of operations would decline.

Our business is highly dependent on electronic video advertising delivery service deployment.

Our inability to place units necessary for the receipt of electronically delivered video advertising content in an adequate number of television stations or our inability to capture market share among content delivery customers, which may be the result of price competition, new product introductions from competitors or otherwise, would be detrimental to our business objectives and deter future growth. We have made a substantial investment in upgrading and expanding our NOC and in populating television stations with the units necessary for the receipt of electronically delivered video advertising content. However, we cannot assure the investor that the placement of these units will cause this service to achieve adequate market acceptance among customers that require video advertising content delivery.

In addition, we believe that to more fully address the needs of potential video delivery customers we will need to develop a set of ancillary services that typically are provided by dub and ship houses. These ancillary services include cataloging, physical archiving, closed-captioning, modification of slates and format conversions. We will need to provide these services on a localized basis in each of the major cities in which we provide services directly to agencies and advertisers. We currently provide certain of such services to a portion of our customers through our facilities in New York, Los Angeles and Chicago.

However, we may not be able to successfully provide these services to all customers in those markets or any other major metropolitan area at competitive prices. Additionally, we may not be able to provide competitive video distribution services in other United States markets because of the additional costs and expenses necessary to do so and because we may not be able to achieve adequate market acceptance among current and potential customers in those markets.

While we are taking the steps we believe are required to achieve the network capacity and scalability necessary to deliver video content reliably and cost effectively as video advertising delivery volume grows, we may not achieve such goals because they are highly dependent on the services provided by our telecommunication providers and the technological capabilities of both our customers and the destinations to which content is delivered. If our telecommunication providers are unable or unwilling to provide us the services necessary at a rate we are willing to pay or if our customers and/or their delivery destinations do not have the technological capabilities necessary to send and/or receive video content, our goals of adequate network capacity and scalability could be jeopardized.

In addition, we may be unable to retain current audio delivery customers or attract future audio delivery customers who may ultimately demand delivery of both media content unless we can successfully continue to develop and provide video transmission services. The failure to retain such customers could result in a reduction of revenues, thereby decreasing our ability to achieve and maintain profitability.

The markets in which we operate are highly competitive, and we may be unable to compete successfully against new entrants and established companies with greater resources.

We provide services that compete with a variety of dub and ship houses and production studios in the market for the distribution of audio advertising spots to radio stations and the distribution of video advertising spots to television stations. The principal competitive factors affecting these markets are ease of use, price, timeliness and accuracy of delivery. Although such dub and ship houses and production studios generally do not offer electronic delivery, they have long-standing ties to local distributors that may be difficult for us to replace. Some of these dub and ship houses and production studios have greater financial, distribution and marketing resources and have achieved a higher level of brand recognition than we have. Certain of our competitors in the video distribution market are also our marketing partners in the audio distribution market.

To the extent that we are successful in entering new markets, such as the delivery of other forms of content to radio and television stations, we would expect to face competition from companies in related communications markets and/or package delivery markets. Some of these companies in related markets could offer products and services with functionality similar or superior to ours. Telecommunications providers, such as AT&T, MCI Worldcom and Regional Bell Operating Companies, could also enter the market as competitors with materially lower electronic delivery transportation costs. We could also face competition from entities with package delivery expertise such as Federal Express, United Parcel Service, DHL and Airborne if any such companies enter the electronic data delivery market. Radio networks such as ABC or Westwood One could also become competitors by selling and transmitting advertisements as a complement to their content programming.

We expect that an increasingly competitive environment will result in price reductions that could result in lower profits and loss of market share. Moreover, the market for the distribution of audio and video transmissions has become increasingly concentrated in recent years as a result of acquisitions, which are likely to permit many of our competitors to devote significantly greater resources to the development and marketing of new competitive products and services. We expect that competition will increase substantially as a result of these and other industry consolidations and alliances, as well as the emergence of new competitors. Accordingly, we may not be able to compete successfully with new or existing competitors, and the effects of such competition could result in a decrease in our anticipated future growth.

The markets in which we sell products are highly competitive, and we may be unable to compete successfully against new entrants and established companies with greater resources. We believe that our ability to compete successfully depends on a number of factors, both within and outside of our control, including the price, quality and performance of our products and those of our competitors, the timing and success of new product introductions, the emergence of new technologies and the number and nature of competitors in a given market. In addition, the assertion of intellectual property rights by others and general market and economic conditions factor into our ability to compete successfully.

We are aware of other companies that are intensifying their focus and may commit significant resources on developing and marketing products and services that will compete with ours. Such competitors and potential competitors may have substantially greater financial, technical, research and development, distribution, marketing and other resources and larger installed customer bases than us. We may not be able to compete successfully against current and future competitors based on these and other factors. A number of the markets in which our products are sold are also served by technologies that are currently more widely accepted. Our potential customers may not be willing to make the initial capital investment necessary to convert to StarGuide’s products and services. The success of our systems against these competing technologies depends in part upon whether our systems can offer significant improvements in productivity and sound quality in a cost-effective manner. Additionally, competitors may be able to develop systems compatible with, or that are alternatives to, our proprietary technology or systems.

Our business may be adversely affected if we are not able to protect our intellectual property rights from third-party challenges.

We cannot assure that our intellectual property does not infringe on the proprietary rights of third parties. The steps that we have taken to protect our proprietary information may not prevent misappropriation of such information, and such protection may not preclude competitors from developing confusingly similar brand names or promotional materials or developing products and services similar to ours. We consider our trademarks, copyrights, advertising and promotion design and artwork to be of value and important to our business. We rely on a combination of trade secret, copyright and trademark laws and nondisclosure and other arrangements to protect our proprietary rights. We generally enter into confidentiality or license agreements with our employees, distributors and customers and limit access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

While we believe that our trademarks, copyrights, advertising and promotion design and artwork do not infringe upon the proprietary rights of third parties, we may still receive future communications from third parties asserting that we are infringing, or may be infringing, on the proprietary rights of third parties. Any such claims, with or without merit, could be time-consuming, require us to enter into royalty arrangements or result in costly litigation and diversion of management personnel. If such claims are successful, we may not be able to obtain licenses necessary for the operation of our business, or, if obtainable, such licenses may not be available on commercially reasonable terms, either of which could prevent our ability to operate our business.

We may enter into or seek to enter into business combinations and acquisitions that may be difficult to integrate, disrupt our business, dilute shareholder value or divert management attention.

Our business strategy includes the acquisition of complementary businesses and product lines. Any such acquisitions would be accompanied by the risks commonly encountered in such acquisitions, including:

•	the difficulty of assimilating the operations and personnel of the acquired companies;

•	the potential disruption of our business;

•	the inability of our management to maximize our financial and strategic position by the successful incorporation of acquired technology and rights into our product and service offerings;

•	the maintenance of uniform standards, controls, procedures and policies;

•	the potential loss of key employees of acquired companies; and

•	the impairment of relationships with employees and customers as a result of changes in management and operational structure.

We may not be able to successfully complete any acquisition or, if completed, the acquired business or product line may not be successfully integrated with our operations, personnel or technologies. Any inability to successfully integrate the operations, personnel, and technologies associated with an acquired business and/or product line may negatively affect our business and results of operation. We may dispose of any of the Company’s businesses or product lines in the event that we are unable to successfully integrate them, or in the event that management determines that any such business or product line is no longer in the strategic interests of the Company or for other business reasons.

Failure to manage our growth could hinder the future success of our business.

We have experienced rapid growth over the past several years that has resulted in new and increased responsibilities for management personnel and that has placed and continues to place a significant strain on our operating, management and financial systems and resources. Our personnel, systems, procedures and controls may not be adequate to support our existing and future operations. To accommodate this growth and to compete effectively and manage future growth, if any, we must continue to implement and improve our operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage our work force. We must continue to further develop our products and services while we manage anticipated growth by implementing effective planning and operating processes, such as continue to implement and improve our operational, financial and management information systems; hire and train additional qualified personnel; continue to expand and upgrade our core technologies; and effectively manage multiple relationships with various customers, joint venture and technological partners and other third parties.

We depend on our key personnel to manage the business effectively, and if we are unable to retain our key employees or hire additional qualified personnel, our ability to compete could be harmed.

We believe that our future success will depend to a significant extent upon the services of Scott K. Ginsburg, our Chairman of the Board and Chief Executive Officer, and Omar A. Choucair, Chief Financial Officer. Uncontrollable circumstances, such as the death or incapacity of any key executive officer, could have a serious impact on our business.

Our future success also depends upon our ability to retain and to attract and retain highly qualified management, sales, operations, technical and marketing personnel. We believe there is, and will continue to be, intense competition for personnel with experience in the markets applicable to our products and services. Because of this intense competition, we may not be able to retain our key personnel or attract, assimilate or retain other highly qualified technical and management personnel in the future. Our inability to retain or to attract additional qualified personnel as needed could have a considerable impact on our business.

Certain provisions of our bylaws may have anti-takeover effects that could prevent a change in control even if the change would be beneficial to our shareholders.

Our classified board might discourage the acquisition of a controlling interest of our stock because such acquirer would not have the ability to replace our directors, except as the term of each class expires. Our Board of Directors amended our bylaws so that, commencing with the 2001 annual meeting of stockholders, the directors were divided into three classes with respect to the time for which they hold office. The term of office of the first class expired at the 2002 annual meeting of stockholders, the term of office of the second class expires at the 2003 annual meeting of stockholders, and the term of office of the third class expires at the 2004 annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

Because the Nasdaq National Market is likely to continue to experience extreme price and volume fluctuations, the price of our common stock may decline, thus making your investment more risky.

The stock markets, particularly the Nasdaq National Market, on which our common stock is listed, have experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of technology-related companies and have often been unrelated or disproportionate to the operating performance of those companies. Our common stock may not trade at the same levels of shares as that of other technology companies.

Some of the factors that may cause the market price of our common stock to fluctuate significantly, include:

•	the addition or departure of key personnel;

•	variations in our quarterly operating results;

•	announcements by us or our competitors of significant contracts, new or enhanced products or service offerings, acquisitions, distribution partnerships, joint ventures or capital commitments;

•	changes in financial estimates by securities analysts;

•	sales of common stock or other securities in the future;

•	changes in market valuations of networking, Internet and telecommunications companies;

•	fluctuations in stock market prices and trading volumes generally;

•	sale of shares of common stock by significant holders; and

•	changes in general economic conditions, including interest rate levels.

Sales of substantial amounts of our common stock in the public market could negatively affect the market price of our common stock.

Sales of substantial amounts of common stock, or the perception that these sales could occur, may depress prevailing market prices for the common stock. The sale of substantial amounts of our shares (including shares issued upon exercise of outstanding options) may cause substantial fluctuations in the price of our common stock. In addition, sales of a substantial amount of our shares within a short period of time could cause our stock price to steeply fall. Because investors would more than likely be reluctant to purchase shares of our common stock following substantial sales, our ability to raise capital through the sale of additional stock could be impaired.

Insiders have substantial control over us, which will limit an investor’s ability to influence corporate actions, including changes in control.

Our executive officers and directors and their respective affiliates own approximately 41.6% of our common stock, not including options or warrants to purchase additional shares of common stock. As a result, these shareholders are able to control or significantly influence all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control even if a change of control is in the best interest of all shareholders.

We face risks associated with being delisted from the Nasdaq National Market.

The holders of our common stock currently enjoy a substantial benefit in terms of liquidity by having such common stock listed on the Nasdaq National Market System. This benefit would be lost if we were to be delisted from the Nasdaq National Market. Nasdaq rules require, among other things, that our common stock trade at $1 per share or more on a consistent basis. While we believe we are currently in compliance with Nasdaq’s listing requirements and corporate governance rules, we cannot assure the investor that this is the case or that we will be able to continue to keep our common stock listed on the Nasdaq National Market System or a similar securities exchange.

Our inability to enter into or develop strategic relationships in our key industry segments could impact our operating results.

Our strategy depends in part on the development of strategic relationships with leading companies in key industry segments, including media broadcasters and digital system providers. We may not be able to successfully form or enter into such relationships, which may jeopardize our ability to generate sales of our products or services in those segments. Specific product lines are dependent to a significant degree on strategic alliances and joint ventures formed with other companies. Various factors could limit our ability to enter into or develop strategic relationships, including, but not limited to, our relatively short operating history, history of losses and the resources available to our competitors.

Our business will suffer if it is not able to overcome the numerous risks associated with the use of complex technology.

The networks and the individual components within networks used in providing our distribution services are highly complex. Our services may be subject to errors and defects in software or hardware. Additional problems in delivery of service could result from a variety of causes, including human error, physical or electronic security breaches, natural disasters, power loss, sabotage or vandalism. Such problems or defects could result in:

•	loss of or delay in revenues and loss of market share;

•	loss of customers;

•	failure to attract new customers or achieve market acceptance;

•	diversion of development resources;

•	loss of credibility;

•	increased service costs; or

•	legal action by our customers.

In addition, because some equipment involved in providing our information distribution services are located in the facilities of others, such as broadcast affiliates, Internet service providers and broadband access providers, we must rely on third parties to care for equipment needed to provide our services. For example, after we place our equipment in the facilities of others and ensure it is functioning properly, we rely on the facility to monitor the equipment to ensure that it maintains power, continues to receive a signal from the carrier and is connected to the facilities network in order to deliver the signal.

We depend upon single or limited-source suppliers, and our ability to produce audio and video distribution equipment could be impacted if those relationships were discontinued.

We rely on fewer than five single or limited-source suppliers for integral components used in the assembly of our audio and video units. Although these suppliers are generally large, well-financed organizations, in the event that a supplier were to experience financial or operational difficulties that resulted in a reduction or interruption in component supply to us, it would delay our deployment of audio and video units. We rely on our suppliers to manufacture components for use in our products. Some of our suppliers also sell products to our competitors and may in the future become our competitors, possibly entering into exclusive arrangements with our existing competitors. In addition, our suppliers may stop selling their products or components to us at commercially reasonable prices or completely stop selling their products or components to us. If a reduction or interruption of supply were to occur, it could take a significant period of time for us to qualify an alternative subcontractor, redesign its products as necessary and contract for the manufacture of such products. This would have the effect of depressing our business until we were able to establish sufficient component supply through an alternative source. We believe that there are currently alternative component manufacturers that could supply the components required to produce our products, but based on the financial condition and service levels of our current suppliers, we do not feel the need to pursue agreements or understandings with such alternative sources or pursue long-term contracts with our current suppliers. We have experienced component shortages in the past, and material component shortages or production or delivery delays may occur in the future.

We obtain our local access transmission services and long distance telephone access through an exclusive contract with Sprint that expires in 2005. Our agreement with Sprint provides for reduced pricing on various services provided in exchange for minimum purchases under the contract of $2.0 million per year. The agreement provides for certain achievement credits once specified purchase levels are met. Any material interruption in the supply or a material change in the price of either local access or long distance carrier service could increase our costs or cause a significant decline in our revenues, thereby decreasing our operating results.

We face various risks associated with purchasing satellite capacity.

As part of our strategy of providing transmittal of audio, video, data, and other information using satellite technology, we periodically purchase satellite capacity from third parties owning satellite systems. Although we attempt to match these expenditures against anticipated revenues from sales of our products to customers, we may not be successful at estimating anticipated revenues, and actual revenues from sales of our products may not exceed our expenditures for satellite capacity. In addition, purchases of satellite capacity require a significant amount of capital. Any inability to purchase satellite capacity or to achieve revenues sufficient to offset the capital expended to purchase satellite capacity may make our business more vulnerable and significantly affect our financial condition and results of operations.

If our relationship with Hughes Network Systems is terminated, or if Hughes fails to perform as required under our agreement, our business could be interrupted.

We have designed and developed the necessary software to enable our current video delivery systems to receive digital satellite transmissions over the Hughes Network Systems satellite system. However, the Hughes satellite system may not have the capacity to meet our future delivery commitments and broadcast quality requirements on a cost-effective basis, if at all. We have a non-exclusive agreement with Hughes that expires in December 2005. The agreement provides for fixed pricing on dedicated bandwidth and gives us access to satellite capacity for electronic delivery of digital audio and video transmissions by satellite. Hughes is required to meet performance specifications as outlined in the agreement, and we are given a credit allowance for future fees if Hughes does not meet these requirements. The agreement states that Hughes can terminate the agreement if we do not make timely payments or become insolvent.

Certain of our products depend on satellites; any satellite failure could result in interruptions of our service that could negatively impact our business and reputation.

A reduction in the number of operating satellites or an extended disruption of satellite transmissions would impair the current utility of the accessible satellite network and the growth of current and additional market opportunities. Satellites and their ground support systems are complex electronic systems subject to weather conditions, electronic and mechanical failures and possible sabotage. The satellites have limited design lives and are subject to damage by the hostile space environment in which they operate. The repair of damaged or malfunctioning satellites is nearly impossible. If a significant number of satellites were to become inoperable, there could be a substantial delay before they are replaced with new satellites. In addition, satellite transmission can be disrupted by natural phenomena causing atmospheric interference, such as sunspots.

Certain of our products rely on signals from satellites, including, but not limited to, satellite receivers and head-end equipment. Any satellite failure could result in interruptions of our service, negatively impacting our business. We attempt to mitigate this risk by having our customers procure their own agreements with satellite providers.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table presents our historical ratios of earnings to fixed charges and preferred dividends for the periods indicated (in thousands):

	Years ended December 31,					Nine Months ended September 30, 2003
	1998	1999	2000	2001	2002
Ratio	—	—	—	—	3.8	5.3
Deficiency	$3,693	2,681	25,895	6,975	—	—

For the purpose of this computation, earnings are defined as income from continuing operations plus fixed charges. Fixed charges consist of interest on debt, the interest portion of capital lease obligations, the portion of rental expense that is representative of the interest factor that is deemed to be one-third of rent expense and amortized debt issuance costs. The deficiency represents the shortfall in earnings required to cover fixed charges.

USE OF PROCEEDS

We will use the net proceeds from the sale of securities that we may offer with this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include capital expenditures, repayment of debt, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose. We will not receive any of the proceeds from the sale of our common stock by selling stockholder. We expect to incur expenses in connection with this offering in the amount of approximately $50,000 for registration, legal, accounting and miscellaneous fees and expenses.

SELLING STOCKHOLDER

We are registering 3,000,000 shares of our common stock on behalf of the selling stockholder. The selling stockholder named below may from time to time offer and sell pursuant to this prospectus and any applicable prospectus supplement up to an aggregate of 3,000,000 shares of our common stock. The following table sets forth, as of November 30, 2003, the number of shares of our common stock that this selling stockholder beneficially owns and the number of shares being registered for sale by this selling stockholder. The number of shares of common stock deemed outstanding as of November 30, 2003 was 71,866,927. The number of beneficially owned shares includes shares issuable pursuant to stock options and warrants that may be exercised within sixty days after November 30, 2003. The percentage of outstanding shares beneficially owned after the offering assumes that all of the shares offered by the selling stockholder under the prospectus have been sold. The selling stockholder may from time to time offer and sell any or all of his shares that are registered under this prospectus.

The term “selling stockholder,” as used in this prospectus, includes the holder listed below and his transferees, pledgees, donees, heirs or other successors receiving shares from the holder listed below after the date of this prospectus. The selling stockholder may sell, transfer or otherwise dispose of some or all of his shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

Name	Shares of Common Stock Beneficially Owned Before the Offering		Total Shares That May Be Offered by Selling Stockholder	Shares of Common Stock Beneficially Owned After the Offering
	Number of Shares	Percent of Shares		Number of Shares	Percent of Shares
Scott K. Ginsburg. (1)	31,297,963	39.7%	3,000,000	28,297,963	35.9%

(1)	Based, in part, on a filing with the Securities and Exchange Commission, dated January 22, 2001, indicating beneficial ownership as of such date. Includes 21,378,353 shares held of record by Scott K. Ginsburg and 2,920,134 shares held in the name of Moon Doggie Family Partnership, L.P. Scott K. Ginsburg, the Company’s Chairman of the Board and Chief Executive Officer, is the sole general partner of Moon Doggie Family Partnership, L.P. Includes options exercisable into 481,217 shares of common stock, warrants issued to Moon Doggie Family Partnership, L.P. exercisable into 3,008,527 shares of common stock and warrants issued to Scott K. Ginsburg exercisable into 3,509,730 shares of common stock.

PLAN OF DISTRIBUTION

We may sell shares of our common stock and preferred stock and the selling stockholder may sell shares of our common stock through underwriters, agents, dealers, or directly to one or more purchasers. We and the selling stockholder may distribute these securities from time to time in one or more transactions, including block transactions and transactions on The Nasdaq National Market or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time.

We may permit the selling stockholder or his transferees, pledgees, donees, heirs or other successors to sell our common stock pursuant to this prospectus in conjunction with an offering by us. If the selling stockholder sells our common stock pursuant to this prospectus, a prospectus supplement will set forth information required by the SEC rules and regulations regarding the selling stockholder. The selling stockholder may also resell all or a portion of his securities in reliance upon Rule 144 under the Securities Act, including pursuant to written trading plans designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, provided he meets the criteria and conform to the requirements of Rule 144.

The prospectus supplement for the securities we and/or the selling stockholder sell will describe that offering, including:

•	the identity of any underwriters, dealers or agents who purchase securities, as required;

•	the amount of securities sold, the public offering price and consideration paid, and the proceeds we and/or the selling stockholders will receive from that sale;

•	the place and time of delivery for the securities being sold;

•	whether or not the securities will trade on any securities exchanges or The Nasdaq National Market;

•	the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents, any other items constituting underwriters’ compensation, and any discounts or concessions allowed or reallowed or paid to dealers;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	any other material terms of the distribution of securities.

Use of Underwriters, Agents and Dealers

We and/or the selling stockholder may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we and/or the selling stockholder will execute an underwriting agreement with those underwriters relating to the securities that we and/or the selling stockholder will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

We and/or the selling stockholder may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us and/or the selling stockholder at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we and/or the selling stockholder sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Underwriters may sell these securities to or through dealers. Alternatively, we and/or the selling stockholder may sell the securities in this offering directly to one or more dealers, who would act as a principal or principals. Dealers may then resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

We and/or the selling stockholder may also sell the securities offered with this prospectus through other agents designated by us from time to time. We will identify any agent involved in the offer or sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us and/or the selling stockholder to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us, the selling stockholder or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. In the event any underwriter, dealer or agent who is a member of the National Association of Securities Dealers participates in a public offering of these securities, the maximum commission or discount to be received by any such NASD member or independent broker-dealer will not be greater than 8% of the offering proceeds from securities offered with this prospectus.

The selling stockholder, underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the securities may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Indemnification and Contribution

We and/or the selling stockholder may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

Because the selling stockholder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, he may be subject to the prospectus delivery requirements of the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED

A description of our common stock and preferred stock has been incorporated by reference to our registration statement on Form S-4, as filed with the Commission on September 15, 2000. The particular terms of preferred stock offered by any prospectus supplement, and the extent, if any, to which the general terms set forth in the Form S-4 previously filed do not apply, will be described in the related prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of Digital Generation Systems, Inc. and subsidiaries as of December 31, 2002, and 2001, and for each of the three years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002, consolidated financial statements refers to a change in the Company’s method of accounting for goodwill and other intangible assets in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” in 2002 and refers to the restatement of the consolidated balance sheet as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2002.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed on for us by Gardere Wynne Sewell LLP.

WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to Digital Generation Systems, Inc., 750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039, (972) 581-2000.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 27, 2003;

•	our amended annual report on Form 10-K/A for the fiscal year ended December 31, 2002, filed with the SEC on April 30, 2003;

•	our amended annual report on Form 10-K/A for the fiscal year ended December 31, 2002, filed with the SEC on November 19, 2003;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 15, 2003;

•	our amended quarterly report on Form 10-Q/A for the quarter ended March 31, 2003, filed with the SEC on November 19, 2003;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003;

•	our amended quarterly report on Form 10-Q/A for the quarter ended June 30, 2003, filed with the SEC on November 19, 2003;

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2003, filed with the SEC on November 19, 2003;

•	our reports on Form 8-K filed with the SEC on November 21, 2003;

•	the description of our common stock and preferred stock has been incorporated by reference to our registration statement on Form S-4, as filed with the Commission on September 15, 2000; and

•	all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act (a) after the filing date of the initial registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before all of the shares registered under the registration statement are sold.

You may request a copy of these filings, at no cost, by writing or telephoning us at Digital Generation Systems, Inc., 750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039, Attention: Corporate Secretary, (972) 581-2000.

Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized any person to provide you with different information. We are not making an offer of these securities in any state where offers are not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any time subsequent to the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. All expenses of the offering, other than selling discounts, commissions and legal fees incurred by the selling stockholder, will be paid by the Registrant. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$2,192.39
Printing and engraving expenses	2,500.00
Accounting fees and expenses	15,000.00
Legal fees and expenses	15,000.00
Miscellaneous fees and expenses	15,000.00

Total	$49,692.39

ITEM 15. Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or any of its stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director, with certain limited exceptions.

Pursuant to the provisions of Section 145 of the Delaware General Corporation Law (“DGCL”), every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

The Registrant’s Certificate of Incorporation contains provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the DGCL.

ITEM 16. Exhibits

5.1	Opinion of Gardere Wynne Sewell LLP *

12.1	Statement regarding computation of ratios of earnings to fixed charges and preferred dividends

23.1	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page)

*	To be filed by amendment

ITEM 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this the 15th day of January, 2004.

DIGITAL GENERATION SYSTEMS, INC.

By:	/s/ Scott K. Ginsburg

Scott K. Ginsburg, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott K. Ginsburg and Omar A. Choucair, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and additional registration statements relating to the same offering, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on the 15th day of January, 2004.

Name	Title	Date

/s/ Scott K. Ginsburg Scott K. Ginsburg	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	January 15, 2004

/s/ Omar A. Choucair Omar A. Choucair	Secretary; Chief Financial Officer; and Director (Principal Financial Officer and Principal Accounting Officer)	January 15, 2004

/s/ David M. Kantor David M. Kantor	Director	January 15, 2004

/s/ Cappy R. McGarr Cappy R. McGarr	Director	January 15, 2004

/s/ Kevin C. Howe Kevin C. Howe	Director	January 15, 2004

INDEX TO EXHIBITS

5.1	Opinion of Gardere Wynne Sewell LLP *

12.1	Statement regarding computation of ratios of earnings to fixed charges and preferred dividends

23.1	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page)

*	To be filed by amendment